SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Check the appropriate box:

[X]        Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]        Definitive Information Statement

                          DYNAMIC HEALTH PRODUCTS, INC.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

      [X]     No fee required.
      [ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and
              0-11.
              1)     Title of each class of securities to which transaction
                     applies:

              2) Aggregate number of securities to which transaction applies:

              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[ ]     Fee paid previously with preliminary materials.
[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1)     Amount Previously Paid:

           2)     Form, Schedule or Registration Statement No.:

           3)     Filing Party:

           4)     Date Filed:

                          DYNAMIC HEALTH PRODUCTS, INC.
                              6950 BRYAN DAIRY ROAD
                                 LARGO, FL 33777

Dear Fellow Shareholders:

         This Information Statement is being furnished in connection with the approval of the sale of Becan Distributors, Inc. ("Becan"), a wholly-owned subsidiary of Dynamic Health Products, Inc. ("Dynamic" or the "Company") and the re-election of Dr. Rakesh K. Sharma and Martin A. Traber to Dynamic's Board of Directors, all of which were approved by the Written Consent of the record holders of more than a majority of the issued and outstanding shares of voting securities of the Company. Dynamic, a Florida corporation, has entered into a letter of intent to sell 100% of the capital stock of Becan, an Ohio corporation, to Nutriceuticals.com Corporation, a Nevada corporation. This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934.

         Dated:  September   , 1999.

                                       Sincerely,

                                       DYNAMIC HEALTH PRODUCTS, INC.

                                       By: /s/ JUGAL K. TANEJA
                                          ------------------------------------
                                          As Chairman of the Board

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

         Letter to Shareholders..........................................  Cover

         General.........................................................    1

         Voting Securities...............................................    2

         Executive and Director Compensation.............................    2

         Principal Shareholders..........................................    3

         Matters Acted Upon..............................................    5
                Sale of Becan............................................    5
                Re-election of Directors.................................    6

 Attachments:

                Notice of Shareholder Written Consent to Action..........   A-1
                Shareholder Written Consent to Action....................   A-2
                o Letter of Intent: "Exhibit "A" to Shareholder Written Consent to Action."

                                   PRELIMINARY
                              INFORMATION STATEMENT

                 WITH REGARD TO WRITTEN CONSENT OF SHAREHOLDERS

                          DYNAMIC HEALTH PRODUCTS, INC.

             THIS INFORMATION STATEMENT IS PROVIDED TO YOU TO COMPLY WITH THE REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION.

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

                                     GENERAL

         The date of this Information Statement is September   , 1999. This
Information Statement is first being mailed to shareholders on or about
September   , 1999.

         The principal executive offices of Dynamic Health Products, Inc. (the "Company") are located at 6950 Bryan Dairy Road, Largo, FL 33777.

         Management of the Company has determined that it is beneficial for the Company and its shareholders to sell Becan Distributors, Inc. ("Becan"), a wholly-owned subsidiary of the Company, to Nutriceuticals.com Corporation ("Nutriceuticals"). The Company has entered into a Letter of Intent to sell all of the shares of capital stock of Becan to Nutriceuticals upon the terms described under "Matters to be Acted Upon - Sale of Becan," below.

         The Company's Bylaws provide that its directors are divided into three classes, with one class being up for re-election each year. Management has also nominated Dr. Rakesh K. Sharma and Martin A. Traber, whose terms as directors expire at the annual meeting for the fiscal year ended March 31, 1999, for re-election to the Board of Directors.

         The consent of the holders of a majority of the total outstanding voting shares was necessary to elect the directors. The Company does not believe that the sale of Becan constitutes the sale of all or substantially all of the assets of the Company which would require the approval of the Company's shareholders. If the approval of the Company's shareholders had been required, the affirmative vote of a majority of all votes entitled to be cast would have been required. The owners of 2,340,541 shares of Common Stock, or approximately 60.87% of the issued and outstanding voting shares of the Company have approved by Written Consent to Action (the "Consent") the sale of Becan and the election of the directors. The Consent is not effective until twenty calendar days after this Information Statement is mailed to the remaining shareholders who are not signatories to the Consent. A copy of the executed form of the Consent is attached to the Notice of Shareholder Written Consent to Action, which is attached to this Information Statement as Attachment "A." A copy of the Company's Annual Report on Form 10-KSB, for the fiscal year ended March 31, 1999, accompanies this Information Statement.

                                VOTING SECURITIES

         The outstanding classes of voting securities of the Company are its common stock, $.01 par value (the "Common Stock") and its Series A Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock"). The holders of Common Stock and the holders of Series A Preferred Stock vote as one class on all matters upon which they are entitled to vote. Each share of Common Stock and each share of Series A Preferred Stock are entitled to one vote on all matters upon which the shareholders are entitled to vote. At the close of business on August 20, 1999, 3,845,224 shares of Common Stock and 310,000 shares of Series A Preferred Stock were issued, outstanding, and entitled to vote.

         No record date was established for the determination of shareholders entitled to give their consent because none of the Company's voting securities are traded publicly. The determination of the security holders entitled to give consent was made based on the shareholder records of the Company and its transfer agent.

                       EXECUTIVE AND DIRECTOR COMPENSATION

         The following table sets forth certain information regarding compensation earned by Jugal K. Taneja, William L. LaGamba, Paul A. Santostasi, and Kotha S. Sekharam, the "Named Executive Officers." Mr. Taneja served as the Company's Chief Executive Officer until June, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                                  --------------------
                 NAME AND PRINCIPAL POSITION        FISCAL
                 ---------------------------         YEAR          SALARY       BONUS
                                                    ------         ------       ------
Jugal K. Taneja, Chairman......................      1999         $ 75,000      $  -0-
                                                     1998         $ 75,000      $5,414
                                                     1997         $    -0-      $  -0-

William L. LaGamba, CEO........................      1999         $106,735      $  -0-
                                                     1998         $110,485      $  -0-

Paul A. Santostasi.............................      1999         $121,711      $  -0-

Kotha S. Sekharam..............................      1999         $ 75,000      $  -0-
                                                     1998         $ 75,000      $5,414
                                                     1997         $ 52,500      $  -0-

         The Company's Articles of Incorporation provide that the Company will indemnify its officers, directors and other eligible persons to the fullest extent permitted under the laws of the

State of Florida. The Company has also entered into indemnification agreements with each of its current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, shareholder of the Company including indemnification under circumstances in which indemnification and advancement of expenses are discretionary under Florida law.

         The Company believes that it is the position of the Securities and Exchange Commission that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provisions are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth the beneficial ownership of Company voting securities as of August 23, 1999, by (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of voting securities,
(ii) each director of the Company, (iii) the Named Executive Officers of the Company, and (iv) all directors and executive officers of the Company as a group. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners. An asterisk denotes beneficial ownership of less than 1%. The Company's voting securities are its common stock and its Series A Convertible Preferred Stock, which vote together as one voting group.


                                                                         AMOUNT AND
                                                                         NATURE OF
                                                                         BENEFICIAL
                                                                         OWNERSHIP(2)        PERCENT
    TITLE OF CLASS         NAME OF BENEFICIAL OWNER(1)                   -------------       OF CLASS
    --------------         ---------------------------                                       --------
    Common Stock           Jugal K. Taneja(3).......................       1,172,927          30.5%
    Common Stock           Manju Taneja(4)..........................         432,851          11.3%
    Common Stock           William L. LaGamba(5)....................         435,000          11.3%
    Common Stock           Michele LaGamba(6)                                435,000          11.3%
    Common Stock           Mihir K. Taneja..........................         369,999           9.6%
    Common Stock           Mandeep Taneja...........................         369,999           9.6%
    Common Stock           EuroFactores International, Inc.                  200,000           5.2%
                           c/o Kraus
                           140 Birmensdorfer Str.
                           Zurich 8003 Switzerland
    Common Stock           Kotha S. Sekharam(7).....................         115,616           3.0%
    Common Stock           Martin A. Traber.........................          10,000            *
                           100 N. Tampa Street, 27th floor
                           Tampa, FL  33602
    Common Stock           All executive officers and directors.....       2,103,542          54.7%
                           as a group (8 persons)(8)

    Preferred Stock        U.S. Diversified Technologies, Inc.               310,000           8.1%
                           c/o Paul A. Santostasi
                           6950 Bryan Dairy Road
                           Largo, FL 33777

--------------

(1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company at 6950 Bryan Dairy Road, Largo, FL 33777.

(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

(3) Includes 413,185 shares beneficially owned by Manju Taneja, Mr. Taneja's wife, as to which Mr. Taneja exercises no investment or voting power and disclaims beneficial ownership. Also includes (i) 670,076 shares owned by Carnegie Capital, Ltd. and (ii) 70,000 shares owned by First Delhi Family Partnership, Ltd. Mr. Taneja is the general partner of Carnegie Capital, Ltd. and of First Delhi Family Partnership, Ltd. As such, Mr. Taneja holds sole voting and investment power with respect to the shares held of record by Carnegie Capital, Ltd. and First Delhi Family Partnership, Ltd. Additionally, Mr. Taneja holds options to purchase 500,000 shares of common stock, none of which may be exercised within 60 days.

(4) Includes 19,666 shares beneficially owned by Jugal K. Taneja, Mrs. Taneja's husband, as to which Mrs. Taneja exercises no investment or voting power and disclaims beneficial ownership. Excludes (i) 670,076 shares owned by Carnegie Capital, Ltd., and (ii) 70,000 shares owned by First Delhi Family Partnership, Ltd., as to which Mrs. Taneja exercises no investment or voting power and disclaims beneficial ownership.

(5) Includes 196,000 shares owned by Michele LaGamba, Mr. LaGamba's wife, as to which Mr. LaGamba exercises no investment or voting power and disclaims beneficial ownership. Also includes 126,000 shares held by Mr. LaGamba as custodian for their minor children.

(6) Includes 113,000 shares owned by William L. LaGamba, Mrs. LaGamba's husband and 126,000 shares held by Mr. LaGamba as custodian for their minor children, as to which Mrs. LaGamba exercises no investment or voting power and disclaims beneficial ownership.

(7) Includes 10,000 shares owned by Dr. Sekharam's wife, as to which Dr. Sekharam exercises no investment or voting power and disclaims beneficial ownership.

(8) Paul A. Santostasi, a director and the Vice chairman of the Company, does not beneficially own any common stock. Mr. Santostasi holds options to purchase 200,000 shares of common stock, none of which may be exercised within 60 days.
       Mr. Santostasi is a director, the president and the owner of 30% of the outstanding voting securities of U.S. Diversified Technologies, Inc.
       U.S. Diversified Technologies, Inc. owns 310,000 shares of Company Series A Preferred Stock, each of which is entitled to one vote. As such, Mr. Santostasi shares investment and voting power with respect to the shares of Series A Preferred Stock held of record by U.S. Diversified Technologies, as to which he disclaims beneficial ownership. Rakesh K. Sharma, M.D., a director of the Company, does not own any common shares.

                               MATTERS ACTED UPON


         The sale of Becan and the election of the directors were approved by the written consent of the holders of record of approximately 60.87% of the Company's issued and outstanding shares of Common Stock and Series A Preferred Stock, voting as one class.


         The Company is required, pursuant to Section 607.0704 of the Florida Business Corporation Act to give notice to those shareholders who have not consented in writing to the matters described herein. That notice is attached hereto as Attachment "A."

SALE OF BECAN


         Management of the Company has determined that it is beneficial for the Company and all of its shareholders to sell all of the capital stock of Becan to Nutriceuticals. The Company's Board of Directors has approved the Company entering into a Letter of Intent providing for the sale upon the following terms:


         o The purchase price would consist of the following consideration, paid in the following manner:

                 a) at the Closing, Nutriceuticals would pay Dynamic the sum of
                    $2,000,000 in cash;
                 b) at the Closing, Nutriceuticals would issue to Dynamic
                    4,000,000 shares of Nutriceuticals common stock (the "Common Stock") par value $.001 per share (or 2,000,000 shares after the buyer effects a one-for-two reverse stock split approved by the Board of Directors);
                 c) at the Closing, Nutriceuticals would deposit with a mutually acceptable escrow agent 2,000,000 shares of Common Stock, (or 1,000,000 shares after Nutriceuticals effects a one-for-two reverse stock split approved by its Board of Directors) which shares (the "Additional Consideration") would be issuable at a future date to Dynamic upon the attainment by Nutriceuticals of certain projected revenues and gross margins for the years ending 2000 and 2001.


         If Beacon has a gross margin of at least 2.6% for the fiscal year ending March 31, 2000 and 2.7% for the fiscal year ending March 31, 2001, then the Additional Consideration shall be computed as follows:


                  a) For the fiscal year ending March 31, 2000, the Additional
                     Consideration shall be the number of shares which is the product 500,000 multiplied by the quotient obtained from an equation in which the numerator shall be any amount, if any, by which Dynamic's actual net revenues for the fiscal year ended March 31, 2000 exceeds the Minimum Net Revenues (as defined below), and the denominator shall be $31.5 million.

                  b) For the fiscal year ended March 31, 2001, the Additional
                     Consideration shall be that number of shares which is the product 500,000 multiplied by the quotient obtained from an equation in which the numerator shall be the amount, if any, by which the Dymanic's actual net revenues for the fiscal year ended March 31, 2001 exceeds the Minimum Net Revenues, and the demoninator shall be $27.5 million.

                  c) Minumum Net Revenues shall be $31 million and $62.5 million for the fiscal years ending March 31, 2000 and March 31, 2001, respectively. The term "Net Revenues" means sales less sales discounts.


         The Company's Board of Directors authorized a negotiating committee consisting of Mr. LaGamba and Dr. Sharma to negotiate the terms of a definitive acquisition agreement, which will be submitted to the Company's Board of Directors for approval before execution by the Company.

RE-ELECTION OF DIRECTORS

         The Restated Articles (a) classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year. This being the case, management also seeks shareholder approval to elect Dr. Sharma and Mr. Traber, who were up for re-election during the annual meeting for the fiscal year ended March 31, 1999, to the Board.

                          _____________________________

                                         ATTACHMENT "A" TO INFORMATION STATEMENT



                 NOTICE OF SHAREHOLDER WRITTEN CONSENT TO ACTION
                                       OF
                                THE SHAREHOLDERS
                                       OF

                          DYNAMIC HEALTH PRODUCTS, INC.

To:      Shareholders of Dynamic Health Products, Inc.

         The attached copy of the Shareholder Written Consent to Action ("Consent") was signed by persons holding at least a majority of the issued and outstanding shares of voting stock of Dynamic Health Products, Inc. (the "Corporation"). The Consent approved (i) Sale of Becan Distributors, Inc., a wholly-owned subsidiary of the Company, to Nutriceuticals.com Corporation, and
(ii) the re-election of Dr. Sharma and Mr. Traber to the Corporation's Board of Directors.

         The Consent is subject to and the actions taken pursuant thereto are not effective until twenty days after the Corporation has filed with the Securities and Exchange Commission an Information Statement describing the actions taken in the Consent.

Dated this 23rd day of August, 1999.


                                       DYNAMIC HEALTH PRODUCTS, INC.


                                       By: /s/JUGAL K. TANEJA
                                          -------------------------------------
                                          Jugal K. Taneja, Chairman of the Board

                      SHAREHOLDER WRITTEN CONSENT TO ACTION

         The undersigned, as the holders of at least a majority of the issued and outstanding shares of Common Stock and Series A Convertible Preferred Stock, of Dynamic Health Products, Inc., a Florida corporation (the "Company") voting as one class, agree, adopt, consent to, and take the following actions under
Section 607.0704 of the Florida Business Corporation Act (the "Act"):

     1. The undersigned waive all formal requirements, including the necessity of holding a formal or informal meeting and any requirement that notice of such meeting be given.

     2. The undersigned take the following corporate actions:

                           WHEREAS, it has been determined that it is in the best interests of the Company for it to (i) approve the sale to Nutriceuticals.com Corporation of Becan Distributors, Inc., an Ohio corporation ("Becan") upon the terms set forth in the Letter of Intent attached hereto as Exhibit "A".

                           WHEREAS, two of the Company's directors are up for election in 1999.

         NOW, THEREFORE:

                           BE IT RESOLVED, that the sale of Becan to Nutriceuticals is approved.

                           BE IT FURTHER RESOLVED, that this Written Consent shall constitute the Company's 1999 annual meeting of shareholders and that Dr. Rakesh K. Sharma and Martin A. Traber be re-elected to the Board for a term which will expire at the 2002 annual meeting of shareholders.

                         SIGNATURE PAGE TO SHAREHOLDER WRITTEN CONSENT TO ACTION

         The undersigned execute the foregoing Shareholder Action by Written Consent for the purpose of giving their consent as of the 20th day of August, 1999.

 NAME                                            NUMBER OF SHARES
 ----                                            COMMON STOCK
                                                 OWNED OF RECORD
                                                 ---------------
/s/ MANJU TANEJA                                   413,185
-------------------------
Manju Taneja

/s/ JUGAL K. TANEJA                                 19,666
-------------------------
Jugal K. Taneja

/s/ MIHIR K. TANEJA                                369,999
-------------------
Mihir K. Taneja

/s/ MANDEEP TANEJA                                 369,999
-------------------
Mandeep Taneja

/s/ WILLIAM L. LAGAMBA                             196,000
----------------------
William L. LaGamba

/s/ WILLIAM L. LAGAMBA,                            126,000
-----------------------
William L. LaGamba, as custodian


Carnegie Capital, Ltd.

By: /s/ JUGAL K. TANEJA                            670,076
   --------------------
Jugal K. Taneja, general partner


First Delhi Family Partnership, Ltd.

By: /s/ JUGAL K. TANEJA                             70,000
   --------------------
Jugal K. Taneja, general partner

/s/ KOTHA S. SEKHARAM                              105,616
---------------------                            ---------
Kotha S. Sekharam
                                                                                        % OF VOTING SECURITIES
                                                                                        ----------------------
       Total                                     2,340,541                                           60.87%
                                                 =========

Total issued and outstanding shares of common stock as of March 31, 1999:                        3,535,224
Total issued and outstanding shares of Series A Convertible Preferred stock as
of March 31, 1999:                                                                                 310,000
                                                                                                ----------
Total voting securities:                                                                         3,845,224
                                                                                                 =========

                            EXHIBIT "A" TO SHAREHOLDER WRITTEN CONSENT TO ACTION


                                LETTER OF INTENT

                                September 2, 1999

Dynamic Health Products, Inc.
6950 Bryan Dairy Road
Largo, Florida 33777

      Re:   Proposal to Purchase Stock of Becan Distributors, Inc.

Gentlemen:

         This letter is intended to summarize the principal terms of a proposal being considered by Nutriceuticals.com Corporation, a Nevada corporation (the "Buyer"), regarding its possible acquisition of all of the outstanding capital stock of Becan Distributors, Inc. (the "Company") from Dynamic Health Products, Inc., a Florida corporation that is the Company's sole stockholder (the "Seller"). In this letter, (i) the Buyer and the Seller are sometimes called the "Parties," (ii) the Company and its subsidiary are sometimes called the "Target Companies," and (iii) the Buyer's possible acquisition of the stock of the Company is sometimes called the "Possible Acquisition." This letter supercedes the August 12, 1999 Letter of Intent.

                                    PART ONE

         The Parties wish to commence negotiating a definitive written acquisition agreement providing for the Possible Acquisition (a "Definitive Agreement"). To facilitate the negotiation of a Definitive Agreement, the Parties request that the Buyer's counsel prepare an initial draft. The execution of any such Definitive Agreement would be subject to the satisfactory completion of the Buyer's ongoing investigation of the Target Companies' business, and would also be subject to approval by the Buyer's Board of Directors.

         Based on the information currently known to the Buyer, it is proposed that the Definitive Agreement include the following terms:

1.    BASIC TRANSACTION

         The Seller would sell all of the outstanding capital stock of the Company to the Buyer at the price (the "Purchase Price") set forth in Paragraph 2 below.

2.    PURCHASE PRICE

         The Purchase Price would consist of the following consideration, paid in the following manner:

         (a) at the Closing, the Buyer would pay the Seller the sum of $ 2,000,000 in cash;

         (b) at the Closing, the Buyer would issue to the Seller 4,000,000 shares of the Buyer's Common Stock, par value $.001 per share (or 2,000,000 shares after the Buyer effects a one-for-two reverse stock split approved by its Board of Directors);

         (c) at the Closing, the Buyer would deposit with a mutually acceptable escrow agent 2,000,000 shares of Common Stock (or 1,000,000 shares after the Buyer effects a one-for-two reverse stock split approved by its Board of Directors), which shares would be issuable at a future date to Seller upon the attainment by the Target Companies of certain projected revenues and gross margins for the fiscal years ending 2000 and 2001.

3.    OTHER TERMS

         The Seller would make comprehensive representations and warranties to the Buyer, and would provide comprehensive covenants, indemnities and other protections for the benefit of the Buyer. The consummation of the contemplated transactions by the Buyer would be subject to the satisfaction of various customary and other conditions, including but not limited to the approval of the Possible Acquisition by the Parties' respective Boards of Directors, and by their respective shareholders, if required.

                                    PART TWO

         The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of the Buyer and each Seller.

1.    ACCESS

         During the period from the date this letter is signed by the Seller (the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated (the "Termination Date"), the Seller will afford the Buyer full and free access to each Target Company, its personnel, properties, contracts, books and records, and all other documents and data.

2.    EXCLUSIVE DEALING

         Until the later of (1) 90 days after the Signing Date or (ii) the Termination Date:

         (a) the Seller will not and will cause the Target Companies not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Shares or the Target Companies, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

         (b) The Seller will immediately notify the Buyer regarding any contact between the Sellers, any Target Company or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

3.    BREAK-UP EXPENSES

         (a) If (i) the Seller breaches Paragraph 2 of this Part II or the Seller provides to the Buyer written notice that negotiations toward a Definitive Agreement are terminated, and (ii) within six months after the date of such breach or the Termination Date, as the case may be, either Seller or one or more of the Target Companies signs a letter of intent or other agreement relating to the acquisition of a material portion of the Shares or of the Target Companies, their assets, or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory or immaterial portions of the Target Companies' assets in the ordinary course) and such transaction is ultimately consummated (an "Alternative Transaction"), or (iii) if Seller terminates the Possible Acquisition for any reason other than the failure of the Company's proposed public offering that is the subject of a Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on June 29, 1999, relating to the sale of shares of Common Stock (the "Offering"), then, immediately upon the closing of such Alternative Transaction or immediately upon such termination of the Possible Acquisition, the Seller will pay, or cause the Target Companies to pay, to the Buyer all of Buyer's legal, accounting and other expenses incurred in connection with the Possible Acquisition. This will not serve as the exclusive remedy to the Buyer under this letter in the event of a breach by the Sellers of Paragraph 2 of this Part Two or any other of the Binding Provisions, and the Buyer will be entitled to all other rights and remedies provided by law or in equity.

         (b) If Buyer provides to Seller written notice that negotiations toward a Definitive Agreement are terminated, except where such termination is due to the fault of the Seller, or due to the Seller's failure to satisfy the material terms of and conditions to the consummation of the Possible Acquisition, then, Buyer will be responsible for and bear Seller's expenses incurred in connection with the audit and the appraisal of the Target Companies, and all of Seller's legal expenses incurred in connection with the Possible Acquisition.

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

4.    CONDUCT OF BUSINESS

         During the period from the Signing Date until the Termination Date, the Seller shall cause the Target Companies to operate its business in the ordinary course and to refrain from any extraordinary transactions.

5.    CONFIDENTIALITY

         Except as and to the extent required by law, the Buyer will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the Seller or the Target Companies, any Confidential Information (as defined below) with respect to the Target Companies furnished, or to be furnished, by either Seller, the Target Companies, or their respective representatives to the Buyer or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For purposes of this Paragraph, "Confidential Information" means any information about the Target Companies stamped "confidential" or identified in writing as such to the Buyer by the Seller promptly following its disclosure, unless (a) such information is already known to the Buyer or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Buyer or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Possible Acquisition, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the Seller, the Buyer will promptly return to the Seller or the Target Companies or destroy any Confidential Information in its possession and certify in writing to the Seller that it has done so.

6.    DISCLOSURE

         Except as and to the extent required by law, without the prior written consent of the other Party, neither the Buyer nor either Seller will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

7.    COSTS

         Subject to the provisions of Paragraph 3 of this Part II, the Buyer and the Seller will each be responsible for and bear all of its own costs and expenses incurred at any time in connection with pursuing or consummating the Possible Acquisition.

8.    ENTIRE AGREEMENT

         The Binding Provisions constitute the entire agreement between the Parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by each of the Parties.


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9.    GOVERNING LAW

         The Binding Provisions will be governed by and construed under the laws of the State of Florida, without regard to conflicts of laws principles.

10.   JURISDICTION:  SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter may be brought against any of the Parties in the courts of the State of Florida County of Hillsborough, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.   TERMINATION

         The Binding Provisions will automatically terminate on and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the Parties will have no further obligations hereunder, except as stated in Paragraphs 2,3, 5, 7, 9, 10, 11, 12, and 13 of this Part Two, which will survive any such termination.

12.   COUNTERPARTS

         This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.   NO LIABILITY

         The paragraphs and provisions of Part One of this letter do not constitute and will not give rise to any legally binding obligation on the part of any of the Parties or the Target Companies. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Possible Acquisition, or relating to the negotiation of the terms of the Possible Acquisition or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties or the Target Companies.


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

         If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

                                Very truly yours,

                                    BUYER:

                                    NUTRICEUTICALS.COM CORPORATION

                                    By:   ______________________________
                                    Name:       Stephen M. Watters
                                    Title:      President

      Duly executed and agreed as to the Binding
      Provisions on August ____ , 1999.

      PROSPECTIVE SELLER:

      DYNAMIC HEALTH PRODUCTS, INC.

      By:   ______________________________________
      Name:   Jugal K. Taneja
      Title:  Chairman of the Board of Directors


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